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LAWLER & ASSOCIATES

a professional law corporation

1530 - 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

Telephone: 403-693-8014

Facsimile: 403-272-3620

W. Scott Lawler, Esq.

Monday, July 25, 2005

GO Sports Entertainment Inc.

20177 – 97th Avenue, Unit 101

Langley, BC, V1M 4B9

Dear Sirs:

Re:

GO Sports Entertainment Inc. - Registration Statement

We act as counsel to GO Sports Entertainment Inc. (the “Corporation”).

We understand that a registration statement on Form SB-2 has been prepared by the Corporation to be filed with the Securities and Exchange Commission on or about July 25, 2005 (the “Registration Statement”).  We understand that this opinion shall be filed with the Registration Statement.  We have not participated in the preparation of or reviewed the Registration Statement or any other documentation relating to the registration of the 5,500,000 shares of common stock of the Corporation (the “Registered Shares”) and no opinion is expressed as to the accuracy or completeness of the Registration Statement.

In preparation for delivering this opinion, we have examined all such documents and made such other investigations as we consider relevant and necessary in order to give this opinion.  As to various questions of fact material to this opinion which we have not independently established, we have relied upon a certificate of an officer of the Corporation dated July 22, 2005.

In our examinations we have assumed:

(a)

the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of photostatic or facsimile copies;

(b)

the authority of all persons executing any documents, agreements or certificates; and

(c)

that the Corporation received cheques, bank drafts and other methods of payment for the full amount of the consideration for 5,500,000 of the Registered Shares and that all such cheques, bank drafts and other methods of payment delivered in consideration for 5,500,000 of the Registered Shares were honoured upon presentation or otherwise result in the receipt by the Corporation of the funds represented by such cheques, bank drafts or other methods of payment.

Based upon and subject to the foregoing and the qualifications herein expressed, we are of the opinion that the Registered Shares have each been duly authorized for issuance and sale and that the Registered Shares are validly issued as fully paid and non-assessable shares.

The foregoing opinions are subject to the following qualifications:

(d)

For the purpose of giving our opinions, we have relied, as to certain factual matters, upon a certificate of an officer of the Corporation (the “Officer’s Certificate”).

(e)

Whenever our opinion refers to shares of the Corporation as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise.  No opinion is expressed as to the adequacy of any consideration received.

This opinion may not be furnished to, or relied upon by, any person other than the addressee hereof or for any purpose other than as specified herein.

We hereby consent to the reference to our firm name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

W. Scott Lawler, Esq.